CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 31, 2020, on the January 31, 2020 financial statements and financial highlights of Hancock Horizon Louisiana Tax-Free Income Fund, Hancock Horizon Mississippi Tax-Free Income Fund, Hancock Horizon Diversified Income Fund, Hancock Horizon Quantitative Long/Short Fund, Hancock Horizon Burkenroad Small Cap Fund, Hancock Horizon Diversified International Fund, Hancock Horizon Dynamic Asset Allocation Fund, Hancock Horizon International Small Cap Fund, and Hancock Horizon Microcap Fund (nine of the series constituting the Advisors’ Inner Circle Fund II, the “Fund”) included in the Registration Statement (Form N-1A: File No. 033-50718).

/s/Ernst & Young LLP

Philadelphia, Pennsylvania

June 7, 2021